Friday, October 22, 2004

Press Release

Source:	Farmers National Banc Corp. Frank L. Paden, President 20 South Broad St. P.O. Box 555 Canfield, OH 44406 330-533-3341 330-533-0451 (FAX) Email: exec@fnbcanfield.com

FARMERS NATIONAL BANC CORP. REPORTS EARNINGS
FOR THIRD QUARTER 2004

Farmers National Banc Corp (OTCBB: FMNB), parent holding company of the Farmers National Bank of Canfield, today reported net income for the three months ended September 30, 2004 of $2.415 million, or $0.19 per diluted share, compared to $2.442 million, or $0.19 per diluted share for the third quarter of 2003.

Net income for the nine months period ending September 30, 2004 was $7.047 million, compared to $7.071 million reported for the same nine months period in 2003, or $0.55 basic earnings per share for both nine month periods in 2004 and 2003. Diluted earnings per share is $0.54 for the nine month period ending September 30, 2004, and $0.55 for same period in 2003.

President and CEO Frank L. Paden commented, “The continued compression of our net interest margin has caused our third quarter and year to date results to fall behind our internal projections. Management continues to focus on building asset growth through the loan portfolio and generating higher levels of non-interest income.”

The Corporation’s return on average assets and return on average equity for the twelve month period ended September 30, 2004 was 1.17% and 11.96% respectively, compared to 1.20% and 11.52% for the same period in 2003.

The Corporation’s total assets increased slightly over the prior year, ending the third quarter of 2004 at $810 million as compared to $803 million at September 30, 2003. The growth in assets includes a $16.8 million net increase in loans. Commercial real estate and commercial & industrial loans experienced solid growth during the past twelve months, while our business lines of residential real estate mortgage loans and consumer loans dropped off slightly. Overall asset quality remains very solid with non-performing loans representing only .33% of total loans and .20% of total assets.

Deposits decreased $4.6 million or 1% over this same twelve-month period from September 2003 to September 2004. Total Shareholders’ Equity is up slightly from this same time in 2003. As part of management’s capital plan, our Stock Repurchase Program permitted us to re-purchase approximately 246,455 shares during the last twelve months. At the end of September 2004, Book Value per share was $6.15 and Shareholders’ Equity was 9.84% of Total Assets.

Farmers National Bank operates sixteen banking offices throughout Mahoning, Trumbull and Columbiana Counties. The bank offers a wide range of banking and investment services to companies and individuals, and maintains a website at www.fnbcanfield.com.

This earnings announcement presents a brief analysis of the assets and liability structure of the Corporation and a brief discussion of the results of operations for each of the periods presented. Certain statements in this announcement that relate to Farmers National Banc Corp.’s plans, objectives, or future performance may be deemed to be forward-looking statements within the Private Securities Litigation Reform Act of 1995. Such statements are based on management’s current expectations. Actual strategies and results in future periods may differ materially from those currently expected because of various risks and uncertainties.

Among the important factors that could cause actual results to differ materially are interest rates, changes in the mix of the company’s business, competitive pressures, general economic conditions and the risk factors detailed in the company’s other periodic reports and registration statements filed with the Securities and Exchange Commission.

Financial Highlights
Farmers National Banc Corp. and Subsidiary
	(Amounts in thousands, except per share data)
For the Nine Months Ended	September 30, 2004	September 30, 2003
Net Income	$7,047	$7,071
Basic earnings per share *	0.55	0.55
Diluted earnings per share *	0.54	0.55
Cash dividends	6,071	5,578
Per share *	0.47	0.43

At the End of Nine Months

Assets	$810,035	$802,822
Loans	480,377	463,611
Deposits	618,683	623,285
Securities	281,922	291,729
Stockholders’ Equity	79,673	79,402
Book Value Per Share *	6.15	6.27
Shares Outstanding	12,704	12,422

Ratios

Return on Average Assets	1.17%	1.20%
Return on Average Equity	11.96	11.52
Efficiency Ratio	58.08	56.14
Equity to Asset Ratio	9.84	9.89
Dividends to Net Income	86.15	78.89
Loans to Assets	59.30	57.75
Net Loans to Deposits	76.65	73.29
Allowance for Loan Losses to Total Loans	1.28	1.47
Non-performing Loans to Total Loans	0.33	0.36

* Per share amounts have been restated to reflect the 2% stock dividend declared in October, 2004.